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Exhibit 10.05

[FORM OF CITIGROUP NON-EMPLOYEE DIRECTOR EQUITY AWARD AGREEMENT
(EFFECTIVE NOVEMBER 1, 2006)]

Citigroup Inc.
Non-Employee Director Equity Award Agreement

1. Award Agreement.    Citigroup Inc. (the "Company") hereby grants to {NAME} (the "Participant"), the award(s) summarized below, pursuant to the terms of the Citigroup Inc. Amended and Restated Compensation Plan for Non-Employee Directors, as amended (the "Director Plan"). Compensation under the Director Plan has a cash component and an equity component. This Non-Employee Director Equity Award Agreement, including the attached Appendix (together, the "Agreement"), sets forth the terms, conditions and restrictions of the equity component of your compensation in accordance with your elections under the Director Plan. Your award is also governed by the terms of the Citigroup 1999 Stock Incentive Plan (the "1999 Plan").

2. Award Summary.

Deferred Stock Award Summary
Award Date:	{AWARD DATE}
Number of Shares:	{# SHARES}
Vesting Date:	{VESTING DATE}(1)
Stock Option Grant Summary
Grant Date:	{GRANT DATE}
Grant Price:	{$ Grant Price per share}(2)
Number of Shares:	{# OPTION SHARES}
Vesting Date:	{VESTING DATE}(3)
Option Expiration Date:	{EXPIRATION DATE}(4)
CITIGROUP INC.
By:
[Name] [Title]

(1)
No earlier than the second anniversary of the award date.
(2)
No less than the fair market value on the trading day immediately prior to the grant date.
(3)
No earlier than the second anniversary of the grant date.
(4)
No later than the sixth anniversary of grant date.

CITIGROUP INC.
NON-EMPLOYEE DIRECTOR EQUITY AWARD AGREEMENT
APPENDIX

This Appendix constitutes part of the Non-Employee Director Equity Award Agreement (the "Agreement") and is applicable to the award(s) dated [MONTH] [DAY], [YEAR], summarized on the first page of this Agreement. This Appendix sets forth the terms and conditions and other information applicable to the deferred stock award (a "Deferred Stock Award") and non-qualified stock option grant (an "Option"), if applicable, described in the Agreement, made to Participant under the Director Plan. A Deferred Stock Award and an Option grant (if applicable) are hereinafter referred to as an "Award". An Award is denominated in shares of Company common stock, par value $.01 per share (referred to herein as "shares" or "Company stock").

1. Terms and Conditions.    The terms, conditions and restrictions of an Award are set forth below. The provisions of your Award, along with other important information, are summarized in the Deferred Stock and Stock Option Election Program for Non-Employee Directors prospectus dated [MONTH] [DAY], [YEAR], and any applicable prospectus supplement (together, the "Prospectus").

2. Vesting.    Shares underlying the Deferred Stock Award will be distributed to Participant as soon as practical following the vesting date set forth in the Deferred Stock Award Summary of the Agreement; provided, however, that if Participant elected to defer the distribution of such shares pursuant to the Director Plan, then such shares will be distributed to Participant in accordance with his or her deferral election. An Option will vest and become exercisable on the vesting date set forth in the Stock Option Grant Summary of the Agreement. In all cases, vesting of an Award is conditioned on Participant's continuous service on the Board of Directors of the Company (the "Board") up to and including the scheduled vesting date of the Award, except as otherwise provided in Section 4 below.

3. Stock Options.    Participants may elect to receive all or a part of their compensation under the Director Plan (other than Committee Chair fees) in the form of a stock option. The number of option shares will be calculated in the same manner as that used for Company's employee stock option program. An Option (if granted and vested) may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price, as shown in the Stock Option Grant Summary of the Agreement. The currently available option exercise methods are described in the Prospectus.

4. Retirement, Death, Etc.    If Participant retires from the Board at age 72, dies, or if the Participant elects to leave the Board for personal reasons approved by the Personnel and Compensation Committee of the Board (the "Committee"), Participant's Award will vest and the shares subject to the Deferred Stock component of the Award will be distributed to Participant (or his or her beneficiaries, as the case may be) in accordance with Participant's elections under the Director Plan and any Option granted will remain exercisable by Participant (or his or her estate, as the case may be) for two (2) years (but in no event after the Option Expiration Date set forth on in the Stock Option Grant Summary of the Agreement) following the Participant's termination of service as a director.

5. Non-Transferability.    Except as otherwise determined by the Committee, neither the Award, nor any component of the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred (including pursuant to bankruptcy, divorce or any other legal or equity proceeding), other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, during Participant's lifetime, all rights with respect to the Award, including any component thereof, shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only.

6. Stockholder Rights.    Participant shall have no rights as a stockholder of the Company over any shares covered by an Award unless and until the shares subject to a Deferred Stock Award are distributed to Participant or upon Participant's receipt of shares in connection with the exercise of any Option subject to such Award.

7. Plan Administration.    The Award described in this Agreement has been granted subject to the terms of the Director Plan. The shares deliverable to Participant in connection with an Award, whether upon the exercise of an Option or the distribution of shares subject to a Deferred Stock Award, will be from the shares available for grant pursuant to the terms of the 1999 Plan. The Board may terminate or suspend the Director Plan and/or 1999 Plan, and may amend, subject to the approval of stockholders, if required, the Director Plan and/or the1999 Plan, at any time. No termination, suspension or amendment of the Director Plan and/or the 1999 Plan shall adversely affect the right of any participant with respect to any Award theretofore granted without such participant's written consent.

8. Adjustments.    In the event of any change in the Company's capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the Company's capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the 1999 Plan and applicable law, to the number or kind of shares subject to an Award and/or the grant price applicable to an Award. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or the Company.

9. Taxes.    Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement.

10. American Jobs Creation Act of 2004.    Participant understands that as a result of the American Jobs Creation Act of 2004 (the "Act"), the tax consequences described in the Prospectus under "Tax Consequences" may be subject to change, and that if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Director Plan and/or the 1999 Plan are not conformed to the requirements of the Act. The Company intends to modify the provisions of the Director Plan and/or the 1999 Plan, as necessary, to conform them to the requirements of the Act. To the extent the Company deems it necessary or appropriate to amend the Director Plan and/or the 1999 Plan to conform with the Act, Participant shall receive a supplement to the Prospectus describing any such changes. In addition, if necessitated by the Act, the Company may consider the Award or any component thereof described in the Award Summary of this Agreement, void in its sole discretion. Furthermore, Participant may, in the Company's sole discretion, be given the opportunity to revoke (i) any election Participant made with respect to the Award or any component thereof described in the Award Summary of this Agreement, or (ii) his or her participation in the Director Plan and/or the 1999 Plan in the event that the Director Plan or the 1999 Plan cannot be brought into compliance with the Act.

11. Conflicts; Governing Law.    In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control. In the event of a conflict between this Agreement and/or the 1999 Plan and the Director Plan, the Director Plan shall control. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Director Plan.

12. Arbitration.    Any disputes related to the Award, or any component thereof, shall be resolved by arbitration in accordance with the Company's arbitration policies and Section 9(i) of the Director Plan.

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[FORM OF CITIGROUP NON-EMPLOYEE DIRECTOR EQUITY AWARD AGREEMENT (EFFECTIVE NOVEMBER 1, 2006)]
Citigroup Inc. Non-Employee Director Equity Award Agreement
CITIGROUP INC. NON-EMPLOYEE DIRECTOR EQUITY AWARD AGREEMENT APPENDIX